VIA HAND DELIVERY AND/OR EMAIL March 27, 2025 Dear John W. Gibson, Jr.: On behalf of the Board of Directors (the “Board”) of Nauticus Robotics, Inc. (the “Company”), I would like to thank you for your dedication and service to our Company. We all realize that the growth of our business to date, and our future as a public company, is dependent on the contributions made by our senior executives. To demonstrate our appreciation for your ongoing efforts, we would like to provide you with the following: - Annual Base Salary Increase: Effective March 29, 2025, your base salary will be increased from $250,000 to $350,000. - 2024 Annual Bonus: Your Annual Bonus (as defined in your Employment Agreement dated February 21, 2024 (the “Employment Agreement”) for 2024 is $125,000. This will be paid in cash, less applicable withholdings, on or before April 15, 2025. - One Time Special Bonus: The Company will pay you a one-time special bonus of $375,000 (the “Retention Bonus”), less applicable withholdings, on or before April 15, 2025. By your signature below, you confirm that (a) you have received all amounts due to you for all services performed in any capacity for the Company and its affiliates and subsidiaries through December 31, 2024, and (b) unless otherwise specifically approved by the Board, you will not receive separate or additional compensation for service on the Board. Except for the increase to your Annual Base Salary set forth above, your employment agreement dated February 21, 2024 remains in force and is not modified. Your contributions to the success of our Company are deeply appreciated. On behalf of the entire management team, I want to extend my personal thanks for all you have done to get us to this stage. Sincerely, /s/ Bill Flores Bill Flores Chairman of the Board of Directors Acknowledged and Agreed: /s/ John W. Gibson Jr. John W. Gibson, Jr. Date: __March 28, 2025_